As filed with the Securities and Exchange Commission on August 22, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONCENTRA GROUP HOLDINGS PARENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	30-1006613 (I.R.S. Employer Identification No.)

4714 Gettysburg Road, P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
(Address of principal executive offices) (Zip Code)

CONCENTRA GROUP HOLDINGS PARENT, INC. 2024 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Michael E. Tarvin, Esq.
Concentra Group Holdings Parent, Inc.
4714 Gettysburg Road
P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
(Name and address of agent for service)

(717) 972-1100
(Telephone number, including area code, of agent for service)

With a copy to:
Stephen M. Leitzell, Esq.
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Concentra Group Holdings Parent, Inc. (the “Registrant”), relating to up to an aggregate of 5,925,000 shares of its common stock, par value $0.01 per share (“Common Stock”), issuable to eligible employees, consultants and non-employee directors of the Registrant and its subsidiaries and affiliated entities under the Concentra Group Holdings Parent, Inc. 2024 Equity Incentive Plan (the “Plan”). The Registrant intends to register on subsequent Registration Statements on Form S-8 additional shares of Common Stock issuable under the Plan as needed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act, is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Prospectus dated July 24, 2024, filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-280242);

(b)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on July 24, 2024 (File No. 001-42188), together with any amendment thereto filed with the Commission for the purpose of updating such description;

(c)	The Registrant’s Current Report on Form 8-K, filed with the Commission on August 1, 2024; and

(d)	All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (which does not include information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our amended and restated bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (ii) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (iii) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (iv) the rights conferred in our bylaws are not exclusive.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The Registrant has purchased liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

As permitted by the DGCL, the Registrant entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these indemnity agreements, the Registrant is not required to provide indemnification for certain matters, including:

•	indemnification beyond that permitted by the DGCL;

•	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

•	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted wilful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

•	indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for (i) claims to establish a right of indemnification or proceedings, (ii) claims approved by the Registrant’s board of directors, (iii) claims required by law, (iv) when there has been a change of control as defined in the indemnification agreement with each director or officer, or (v) by the Registrant in its sole discretion pursuant to the powers vested to the Registrant under Delaware law;

•	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

•	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

A form of such indemnity agreements was filed as Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 001-42188), filed with the Commission on August 1, 2024.

An underwriting agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (File No. 33-280242), initially filed by the Registrant with the Commission on July 15, 2024, as amended, provides for indemnification of the Registrant’s directors and officers by the underwriters against certain liabilities. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The index of exhibits filed herewith and appearing immediately before the signature page to this Registration Statement is incorporated by reference in this Item 8.

Item 9.	Undertakings.

(a)   The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.   to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation of Concentra Group Holdings Parent, Inc., effective as of July 26, 2024, filed as Exhibit 3.1 to the Current Report on Form 8-K filed by Concentra Group Holdings Parent, Inc. with the Commission on August 1, 2024, and incorporated herein by reference.

4.2	Amended and Restated Bylaws of Concentra Group Holdings Parent, Inc., effective as of July 26, 2024, filed as Exhibit 3.2 to the Current Report on Form 8-K filed by Concentra Group Holdings Parent, Inc. with the Commission on August 1, 2024, and incorporated herein by reference.

5.1*	Opinion of Dechert LLP as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Dechert LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page to this Registration Statement and incorporated herein by reference).

99.1	Concentra Group Holdings Parent, Inc. 2024 Equity Incentive Plan, incorporated by reference to Exhibit 10.6 of the Form S-1, filed by Concentra Group Holdings Parent, Inc. with the Commission on July 15, 2024, and incorporated herein by reference.

99.2*	Form of Restricted Stock Award Agreement under the Concentra Group Holdings Parent, Inc. 2024 Equity Incentive Plan.

99.3*	Form of Incentive Stock Option Agreement under the Concentra Group Holdings Parent, Inc. 2024 Equity Incentive Plan.

99.4*	Form of Nonqualified Stock Option Agreement under the Concentra Group Holdings Parent, Inc. 2024 Equity Incentive Plan.

99.5*	Form of Restricted Stock Unit Agreement under the Concentra Group Holdings Parent, Inc. 2024 Equity Incentive Plan.

107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 22nd day of August, 2024.

CONCENTRA GROUP HOLDINGS PARENT, INC.

By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Executive Vice President and Secretary

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael E. Tarvin as his or her true and lawful attorney-in-fact and agent, with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William K. Newton	Principal Executive Officer and Director	August 22, 2024
William K. Newton

/s/ Matthew T. DiCanio	President and Principal Financial Officer	August 22, 2024
Matthew T. DiCanio

/s/ Su Zan Nelson	Principal Accounting Officer	August 22, 2024
Su Zan Nelson

/s/ Robert A. Ortenzio	Director	August 22, 2024
Robert A. Ortenzio

/s/ Daniel J. Thomas	Director	August 22, 2024
Daniel J. Thomas

/s/ Dr. Cheryl Pegus	Director	August 22, 2024
Dr. Cheryl Pegus

/s/ Dr. Marc Watkins	Director	August 22, 2024
Dr. Marc Watkins